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                      September 2, 2021

       James R. Bond
       President and Chief Executive Officer
       Kelso Technologies Inc.
       13966 18B Avenue
       Surrey, British Columbia V4A8J1
       Canada

                                                        Re: KELSO TECHNOLOGIES
INC
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2020
                                                            Filed April 1, 2021
                                                            File No. 001-36685

       Dear Mr. Bond:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Manufacturing